news release

FOR RELEASE AT 5:30 AM PDT
AUGUST 2, 2019

Chevron Reports Second Quarter Net Income of $4.3 Billion

•	Upstream volumes up 9 percent from prior year; includes Permian unconventional production of 421,000 barrels per day

•	Second quarter cash flow from operations of $8.8 billion

•	Share repurchases of $1.0 billion in second quarter

San Ramon, Calif., Aug. 2, 2019 – Chevron Corporation (NYSE: CVX) today reported earnings of $4.3 billion ($2.27 per share - diluted) for second quarter 2019, compared with $3.4 billion ($1.78 per share - diluted) in the second quarter of 2018. Included in the current quarter were earnings of $740 million associated with the Anadarko merger termination fee and a non-cash tax benefit of $180 million related to a reduction in the Alberta, Canada corporate income tax rate. Foreign currency effects increased earnings in the 2019 second quarter by $15 million.
Sales and other operating revenues in second quarter 2019 were $36 billion, compared to $40 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings by business segment
Upstream	$3,483	$3,295	$6,606	$6,647
Downstream	729	838	981	1,566
All Other	93	(724)	(633)	(1,166)
Total (1)(2)	$4,305	$3,409	$6,954	$7,047
(1) Includes foreign currency effects	$15	$265	$(122)	$394
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Second quarter earnings and cash flow benefited from record quarterly production volumes and the receipt of the Anadarko merger termination fee, partially offset by the impact of lower oil and gas prices,” said Michael Wirth, Chevron’s chairman of the board and chief executive officer. "Net oil-equivalent production was the highest in the company's history, driven by continued growth in the Permian Basin and at Wheatstone in Australia."
“Our strong financial and operational results reflect consistent execution, allowing us to pay our dividend, fund our attractive capital program, further strengthen our balance sheet and return surplus cash to our shareholders. After suspending our share repurchases while in merger discussions with Anadarko, we resumed buybacks in May and expect to be at our planned repurchase rate of $5 billion per year in the third quarter,” Wirth added.
"We continue to high-grade our portfolio and made progress on our three-year target of $5-10 billion of asset sale proceeds. During the quarter, we executed a sales agreement for our U.K. Central North Sea upstream assets, which we expect to close later this year. We also

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completed the acquisition of the Pasadena refinery in Texas, which will enable us to supply more of our retail market with Chevron-produced products and process more domestic light crude oil," Wirth said.
Additionally, Chevron Phillips Chemical Company LLC, the company's 50 percent-owned affiliate, recently announced plans to jointly develop petrochemical projects in the U.S. Gulf Coast and Qatar with start-ups expected in 2024 and 2025, respectively.
The company also recently entered into agreements to invest in renewable natural gas plants in California and to purchase renewable power in Texas for its Permian Basin operations.
UPSTREAM
Worldwide net oil-equivalent production was 3.08 million barrels per day in second quarter 2019, an increase of 9 percent from 2.83 million barrels per day from a year ago.

U.S. Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings	$896	$838	$1,644	$1,486
U.S. upstream operations earned $896 million in second quarter 2019, compared with $838 million a year earlier. The increase was primarily due to higher crude oil production, partially offset by lower crude oil and natural gas realizations, higher operating and depreciation expenses primarily related to increased Permian activity, and higher tax items.
The company’s average sales price per barrel of crude oil and natural gas liquids was $52 in second quarter 2019, down from $59 a year earlier. The average sales price of natural gas was $0.68 per thousand cubic feet in second quarter 2019, down from $1.61 in last year’s second quarter.
Net oil-equivalent production of 898,000 barrels per day in second quarter 2019 was up 159,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, and base business in the Gulf of Mexico, were partially offset by normal field declines. The net liquids component of oil-equivalent production in second quarter 2019 increased 23 percent to 710,000 barrels per day, while net natural gas production increased 15 percent to 1.13 billion cubic feet per day, compared to last year's second quarter.
Second quarter unconventional production in the Permian Basin was 421,000 barrels per day, representing growth of over 50 percent compared to a year ago, as the company continues to invest in high return opportunities in this key region.

International Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings*	$2,587	$2,457	$4,962	$5,161
*Includes foreign currency effects	$22	$217	$(146)	$337
International upstream operations earned $2.59 billion in second quarter 2019, compared with $2.46 billion a year ago. The increase in earnings was mostly due to higher natural gas sales volumes, tax benefits mostly associated with a reduction in the Alberta, Canada corporate income tax rate, lower operating expenses, and higher gains on asset sales. Partially offsetting these effects were lower crude oil and natural gas realizations. Foreign currency effects had an unfavorable impact on earnings of $195 million between periods.

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The average sales price for crude oil and natural gas liquids in second quarter 2019 was $62 per barrel, down from $68 a year earlier. The average sales price of natural gas was $5.43 per thousand cubic feet in the quarter, compared with $5.64 in last year’s second quarter.
Net oil-equivalent production of 2.19 million barrels per day in second quarter 2019 was up 99,000 barrels per day from a year earlier. Production increases from Wheatstone and other major capital projects, base business, and shale and tight properties, were partially offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production was relatively flat at 1.15 million barrels per day in the 2019 second quarter, while net natural gas production increased 10 percent to 6.20 billion cubic feet per day, compared to last year's second quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings	$465	$657	$682	$1,099
U.S. downstream operations earned $465 million in second quarter 2019, compared with earnings of $657 million a year earlier. The decrease was primarily due to lower margins on refined product sales and lower equity earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input in second quarter 2019 increased 12 percent to 960,000 barrels per day from the year-ago period, primarily due to the absence of second quarter 2018 planned turnaround activity and the purchase of the Pasadena refinery in Texas. Refined product sales of 1.28 million barrels per day were up 3 percent from second quarter 2018.

International Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings*	$264	$181	$299	$467
*Includes foreign currency effects	$(9)	$44	$22	$55
International downstream operations earned $264 million in second quarter 2019, compared with $181 million a year earlier. The increase in earnings was largely due to higher margins on refined product sales and a post-close working capital true-up related to the 2018 sale of the Cape Town refinery in South Africa. Foreign currency effects had an unfavorable impact on earnings of $53 million between periods.
Refinery crude oil input of 599,000 barrels per day in second quarter 2019 decreased
140,000 barrels per day from the year-ago period, mainly due to the sale of the company’s interest in the Cape Town refinery in third quarter 2018 and maintenance at the GS Caltex refinery in Yeosu, South Korea in second quarter 2019.
Total refined product sales of 1.26 million barrels per day in second quarter 2019 were down 14 percent from the year-ago period, mainly due to the sale of the southern Africa refining and marketing business in third quarter 2018.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2019	2018	2019	2018
Earnings/(Net Charges)*	$93	$(724)	$(633)	$(1,166)
*Includes foreign currency effects	$2	$4	$2	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net earnings in second quarter 2019 were $93 million, compared with net charges of $724 million in the year-ago period. The change between periods was mainly due to the receipt of the Anadarko termination fee and lower corporate expenses. Foreign currency effects had an unfavorable impact on earnings of $2 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2019 was $13.8 billion, compared with $11.9 billion in the corresponding 2018 period. Included in cash flow from operations during second quarter 2019 was $1.0 billion associated with the receipt of the Anadarko merger termination fee. Excluding working capital effects, cash flow from operations in 2019 was $14.1 billion, compared with $14.2 billion in the corresponding 2018 period.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2019 were $10.0 billion, compared with $9.2 billion in the corresponding 2018 period. The amounts included $3.1 billion in 2019 and $2.7 billion in 2018 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 85 percent of the companywide total in 2019. Included in 2019 were $0.4 billion of inorganic expenditures, primarily associated with the acquisition of the Pasadena refinery in Texas.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of second quarter 2019 earnings with security analysts will take place on Friday, August 2, 2019, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.

As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company’s 2018 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2019	2018	2019	2018

Sales and other operating revenues	$36,323	$40,491	$70,512	$76,459
Income from equity affiliates	1,196	1,493	2,258	3,130
Other income	1,331	252	1,280	411
Total Revenues and Other Income	38,850	42,236	74,050	80,000
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	20,835	24,744	40,538	45,977
Operating expenses *	6,360	6,332	12,331	11,840
Exploration expenses	141	177	330	335
Depreciation, depletion and amortization	4,334	4,498	8,428	8,787
Taxes other than on income	1,047	1,363	2,108	2,707
Interest and debt expense	198	217	423	376
Total Costs and Other Deductions	32,915	37,331	64,158	70,022
Income Before Income Tax Expense	5,935	4,905	9,892	9,978
Income tax expense	1,645	1,483	2,960	2,897
Net Income	4,290	3,422	6,932	7,081
Less: Net income (loss) attributable to noncontrolling interests	(15)	13	(22)	34
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,305	$3,409	$6,954	$7,047

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.28	$1.79	$3.68	$3.71
- Diluted	$2.27	$1.78	$3.66	$3.68

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,889,265	1,900,375	1,888,637	1,898,194
- Diluted	1,902,977	1,918,949	1,901,869	1,916,099

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Upstream
United States	$896	$838	$1,644	$1,486
International	2,587	2,457	4,962	5,161
Total Upstream	3,483	3,295	6,606	6,647
Downstream
United States	465	657	682	1,099
International	264	181	299	467
Total Downstream	729	838	981	1,566
All Other (1)	93	(724)	(633)	(1,166)
Total (2)	$4,305	$3,409	$6,954	$7,047

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Jun. 30, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$8,513	$9,342
Time Deposits	$—	$950
Marketable Securities	$58	$53
Total Assets	$255,878	$253,863
Total Debt	$30,649	$34,459
Total Chevron Corporation Stockholders' Equity	$156,395	$154,554

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2019	2018	2019	2018
United States
Upstream	$1,956	$1,687	$3,827	$3,263
Downstream	671	379	1,054	778
Other	52	48	131	84
Total United States	2,679	2,114	5,012	4,125

International
Upstream	2,415	2,572	4,736	4,885
Downstream	189	128	266	209
Other	5	2	8	2
Total International	2,609	2,702	5,010	5,096
Worldwide	$5,288	$4,816	$10,022	$9,221
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$81	$49	$171	$157
International	1,531	1,360	2,973	2,547
Total	$1,612	$1,409	$3,144	$2,704

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)
	Six Months Ended June 30
OPERATING ACTIVITIES	2019	2018
Net Income	$6.9	$7.1
Adjustments
Depreciation, depletion and amortization	8.4	8.8
Distributions less than income from equity affiliates	(1.3)	(1.8)
Loss (gain) on asset retirements and sales	(0.1)	(0.1)
Deferred income tax provision	0.4	0.5
Net decrease (increase) in operating working capital	(0.3)	(2.3)
Other operating activity	(0.2)	(0.3)
Net Cash Provided by Operating Activities	$13.8	$11.9

INVESTING ACTIVITIES
Capital expenditures	(6.5)	(6.2)
Proceeds and deposits related to asset sales and returns of investment	0.9	0.8
Other investing activity(1)	0.3	—
Net Cash Used for Investing Activities	$(5.3)	$(5.4)

FINANCING ACTIVITIES
Net change in debt	(4.1)	(0.4)
Cash dividends — common stock	(4.5)	(4.3)
Net sales (purchases) of treasury shares	(0.8)	1.0
Distributions to noncontrolling interests	—	(0.1)
Net Cash Used for Financing Activities (2)	$(9.4)	$(3.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH (2)	$(0.8)	$2.8
(1) Primarily net maturities of time deposits, partly offset by borrowings of loans by equity affiliates.
(2) May not match sum of parts due to presentation in billions.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2019	2018	2019	2018
United States	710	575	700	571
International	1,153	1,148	1,169	1,167
Worldwide	1,863	1,723	1,869	1,738
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,130	980	1,146	986
International	6,197	5,636	6,006	5,618
Worldwide	7,327	6,616	7,152	6,604
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	898	739	891	736
International	2,186	2,087	2,170	2,103
Worldwide	3,084	2,826	3,061	2,839
SALES OF NATURAL GAS (MMCF/D):
United States	3,744	3,289	3,998	3,349
International	6,007	4,979	5,922	5,225
Worldwide	9,751	8,268	9,920	8,574
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	204	190	202	173
International	120	97	116	96
Worldwide	324	287	318	269
SALES OF REFINED PRODUCTS (MB/D):
United States	1,278	1,243	1,235	1,214
International (5)	1,263	1,475	1,339	1,456
Worldwide	2,541	2,718	2,574	2,670
REFINERY INPUT (MB/D):
United States	960	856	911	892
International	599	739	634	726
Worldwide	1,559	1,595	1,545	1,618

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	49	50	50	52
Venezuela Affiliate	0	24	5	24
(3) Includes natural gas consumed in operations (MMCF/D):
United States	31	32	34	34
International	614	568	611	570
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	340	378	365	370